Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Lily A. Bryant
July 22, 2010	617-292-9771
lily.bryant@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES

SECOND QUARTER 2010 RESULTS

BOSTON — The Federal Home Loan Bank of Boston (the Bank) announced the following unaudited results for the quarter ended June 30, 2010. “We are pleased to report a third consecutive quarter of positive net income, despite a continued challenging operating environment and additional credit charges against the investment portfolio,” said Edward A. Hjerpe III, president and chief executive officer. “We are focused on building retained earnings and preserving capital in order to restore the Bank to a position where we can resume dividend payments, repurchase stock, and more fully fund the Affordable Housing Program.”

Second Quarter 2010 Balance-Sheet Highlights

Total assets were $64.7 billion as of June 30, 2010, an increase of $2.2 billion, or 3.6 percent, compared with $62.5 billion at December 31, 2009. The increase was largely attributable to a $4.1 billion increase in investments, partially offset by a $1.6 billion decrease in advances.

Total advances were $36.0 billion as of June 30, 2010, a decrease of $1.6 billion, or 4.2 percent, compared with $37.6 billion at December 31, 2009. The reduction in advances was primarily attributable to reduced lending activity and continued high deposit levels at member financial institutions.

Total investments were $25.1 billion at June 30, 2010, an increase of $4.1 billion, or 19.8 percent, compared with $20.9 billion at December 31, 2009. The increase was primarily attributable to a $2.2 billion increase in short-term investments, a $1.4 billion increase in agency debentures, and a $440.8 million increase in mortgage-backed securities (MBS). The par value of private-label MBS declined by $280.4 million, from $3.6 billion at December 31, 2009, to $3.3 billion at June 30, 2010, while the carrying value of private-label MBS declined by $160.8 million, from $2.2 billion at December 31, 2009, to $2.0 billion at June 30, 2010.

Total mortgage loans were $3.3 billion at June 30, 2010, a decrease of $189.1 million, or 5.4 percent, compared with $3.5 billion at December 31, 2009, as origination volumes remained relatively low.

Total GAAP capital was $3.0 billion at June 30, 2010, an increase of $272.9 million, or 9.9 percent, compared with $2.8 billion at December 31, 2009, primarily attributable to a $41.6 million increase in retained earnings, and a $215.5 million decrease in accumulated other comprehensive loss. The decrease in accumulated other comprehensive loss was due to a decline in unrealized losses on available-for-sale securities, as well as a decline in the net noncredit portion of other-than-temporary impairment losses.

The Bank’s total regulatory capital-to-asset ratio was 6.1 percent at June 30, 2010, exceeding the regulatory minimum requirement by 2.1 percentage points. The Bank’s permanent capital was $3.9 billion.

Second Quarter 2010 Operating Results

Net income for the second quarter of 2010 was $18.7 million, a $22.9 million increase from a net loss of $4.2 million in the second quarter of 2009. The increase was primarily due to a $40.1 million decrease in the credit-related other-than-temporary impairment charges on certain private-label MBS, partially offset by factors including a $9.6 million decrease in net interest income after provision for credit losses, a $4.7 million increase in REFCorp assessments, and a $2.1 million increase in Affordable Housing Program contributions.

Credit-related other-than-temporary impairment charges on certain private-label MBS were $30.4 million for the second quarter of 2010, a $40.1 million, or 56.8 percent, decrease from the $70.5 million recorded in the second quarter of 2009. The $30.4 million charge resulted from an increase in projected losses on the collateral underlying 79 private-label MBS with a combined par value of $1.9 billion. The reduction in credit losses attributable to other-than-temporary impairment, compared with the second quarter of 2009, primarily reflects the relative stabilization in factors, such as home prices and unemployment rates, that affect the expected performance of the mortgage loans underlying the Bank’s private-label MBS.

Net interest income after provision for credit losses for the second quarter of 2010 was $74.4 million, a $9.6 million, or 11.5 percent, decrease from the $84.0 million recorded in the second quarter of 2009. The decrease was primarily attributable to a $10.4 billion reduction in average assets from $75.1 billion during the second quarter of 2009 to $64.7 billion during the second quarter of 2010, and reflects members’ declining needs for wholesale funding due to increases in deposit levels.

Net interest margin and net interest spread were essentially stable quarter over quarter, at 0.46 percent and 0.40 percent, respectively, for the second quarter of 2010, compared with 0.45 percent and 0.38 percent, respectively, for the second quarter of 2009.

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 460 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

Balance Sheet Highlights

(Dollars in thousands)

(Unaudited)

	06/30/2010	03/31/2010	12/31/2009
ASSETS
Advances	$36,015,723	$35,174,620	$37,591,461
Investments (1)	25,094,658	22,299,907	20,947,464
Mortgage loans held for portfolio, net	3,316,901	3,392,872	3,505,975
Total assets	64,706,788	61,568,720	62,487,000

LIABILITIES
Deposits	780,296	664,505	772,457
Consolidated obligations, net	59,765,254	56,918,300	57,686,832
Mandatorily redeemable capital stock	86,618	90,803	90,896

CAPITAL
Class B capital stock	3,658,866	3,646,201	3,643,101
Retained earnings	184,231	165,507	142,606
Accumulated other comprehensive loss	(806,144)	(926,733)	(1,021,649)
Total capital	3,036,953	2,884,975	2,764,058
Total liabilities and capital	64,706,788	61,568,720	62,487,000

Regulatory capital ratio	6.1%	6.3%	6.2%
Ratio of market value of equity (MVE) to par stock (2)	86.8%	81.5%	77.6%

Income Statement Highlights

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	06/30/2010	03/31/2010	06/30/2009	06/30/2010	06/30/2009

Total interest income	$220,812	$211,450	$293,159	$432,262	$670,456
Total interest expense	146,403	143,079	208,319	289,482	528,539
Net interest income	74,409	68,371	84,840	142,780	141,917
Net interest income after provision for credit losses	74,405	67,940	84,040	142,345	141,017
Net impairment losses on investment securities recognized in income	(30,443)	(22,823)	(70,526)	(53,266)	(197,438)
Other (loss) income	(4,088)	524	(692)	(3,564)	1,357
Operating expense	12,586	12,375	15,309	24,961	29,039
Other expense	1,803	2,095	1,718	3,898	3,540
Affordable Housing Program	2,080	2,545	—	4,625	—
REFCorp	4,681	5,725	—	10,406	—
Total assessments	6,761	8,270	—	15,031	—
Net income (loss)	18,724	22,901	(4,205)	41,625	(87,643)

Performance Ratios:
Return on average assets	0.12%	0.15%	(0.02)%	0.13%	(0.23)%
Return on average equity	2.54%	3.28%	(0.63)%	2.90%	(5.77)%
Net interest spread	0.40%	0.37%	0.38%	0.38%	0.28%
Net interest margin	0.46%	0.43%	0.45%	0.45%	0.37%

(1)          Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(2)          MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income.  Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank’s discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A —Quantitative and Qualitative Disclosures About Market Risk—Market and Interest Rate Risk—Measurement of Market and Interest Rate Risk—Market Value of Equity Estimation and Market Risk Limit in its annual report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2010.

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Forward-Looking Statements

This release, including the unaudited quarterly balance sheet and income statement highlights, uses forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank’s expectations as of the date hereof. The words “may continue,” “may return,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in interest rates, and prepayment spreads on mortgage assets. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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